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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported):  July 5, 1995


                             HILLS STORES COMPANY
            (Exact name of registrant as specified in its charter)


     Delaware                    1-9505                 31-1153510
(State or other             (Commission file            (I.R.S. employer
 jurisdiction                number)                     identification number)
 of incorporation)



              15 Dan Road
          Canton, Massachusetts                             02021
(Address of principal executive offices)                  (Zip code)


              Registrant's telephone number, including area code:

                                (617) 821-1000





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ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

       Election of New Board of Directors.  On July 5, 1995, following a proxy
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contest, seven nominees of Dickstein Partners Inc. ("Dickstein Partners") were elected as directors of the Registrant, replacing the former Board of Directors, thereby effecting a change in control of the Registrant (the "July 5, 1995 Change in Control"). Shortly thereafter, the Registrant's new Board of Directors increased the size of the Board from seven to eleven directors and added four additional persons to the Board. The new directors of the Registrant are as follows: Mark Dickstein (Chairman of the Board), Stanton Bluestone, David Brail, Mark D. Brodsky, John W. Burden III, Chaim Y. Edelstein, Mark L. Kaufman, Samuel L. Katz, Curtis Schenker, E. Jackson Smailes and Robert J. Stevenish.

       At the time of the July 5, 1995 Change in Control, Dickstein Partners was the beneficial owner of 1,363,459 shares of the Common Stock, $.01 par value per share (the "Common Stock"), of the Registrant. This amount represented approximately 14.3% of the Common Stock and 12.7% of the total voting stock of the Registrant as of July 5, 1995. For further information on the shares of Common Stock of the Registrant beneficially owned by Dickstein Partners, see the
Schedule 13D, as amended, filed with the Securities and Exchange Commission on behalf of Dickstein & Co., L.P., Dickstein International Limited, Dickstein Focus Fund L.P., Dickstein Partners, L.P., Dickstein Partners Inc. and Mark Dickstein.

       The newly elected directors of the Registrant replaced the following persons who comprised the previous Board of Directors: Michael Bozic, Susan E. Engel, Thomas H. Lee, Richard B. Loynd, Norman Matthews, James L. Moody, Jr. and John G. Reen.

       Certain Effects of July 5, 1995 Change in Control.
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       Change in Control Default under the Credit Agreement.  The July 5, 1995
Change in Control constituted an event of default under the credit agreement (the "Credit Agreement") governing the $225 million working capital credit facility of Hills Department Store Company, the Registrant's principal operating subsidiary. Upon the occurrence of an event of default under the Credit Agreement, the Administrative Agent or a majority in interest of the lending banks may terminate the banks' commitments, declare all outstanding indebtedness due and payable immediately and require the cash collateralization of all outstanding letters of credit. The lending banks have agreed to waive, until July 21, 1995, any defaults resulting from the July 5, 1995 Change in Control and related payments of the costs and expenses associated therewith. The Registrant is currently negotiating for a further waiver to allow the Registrant sufficient time to negotiate and close a new credit facility (see "Proposed Credit Facility", below). Although the Registrant expects to obtain a waiver through August 31, 1995, there can be no assurance that such waiver will be obtained. As of July 14, 1995, there were outstanding under the Credit Agreement approximately $83 million principal amount of revolving loans and approximately $63 million face amount of letters of credit.

       Proposed Credit Facility. The Registrant has received a fully underwritten commitment letter from Chemical Bank, as the lead lending bank in a proposed syndicate, for a new secured working capital credit facility for Hills Department Store Company (the "Proposed Credit Facility"). Among other things, the Proposed Credit Facility would increase the working capital credit facility to $300 million, on a secured basis, and would have a maturity date of May 1, 1997, subject to a one year extension if the Senior Notes (as defined below) are refinanced. The commitment letter contemplates a closing on or before August 31, 1995. No assurances can be given that the Registrant will consummate the Proposed Credit Facility.

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       Senior Notes of the Registrant. The election of the new Board of
Directors constituted a "Change of Control Event" under the provisions of the Indenture dated as of October 1, 1993, as amended by the First Supplemental Indenture dated as of January 1, 1995 (as so amended, the "Indenture"), among the Registrant, Hills Department Store Company, as guarantor, and Fleet Bank of Massachusetts, N.A., as Trustee, which governs the Registrant's 10.25% Senior Notes due 2003 (the "Senior Notes"). The Indenture currently requires the Registrant to notify the registered holders of the Senior Notes of a Change of Control Event within 30 days of the occurrence of such event and to offer, in such notice, to redeem outstanding Senior Notes at a redemption price equal to 101% of the principal amount of the Senior Notes. Such redemption is required to occur on a redemption date set by the Registrant in such notice that is no earlier than 30 days and no later than 60 days from the mailing of such notice. The Registrant is presently seeking the requisite approval of the holders of Senior Notes to amend the Indenture to permit the Registrant to postpone from October 3, 1995 until May 3, 1996, subject to extension to May 5, 1997 at the election of the Registrant, the date by which the Registrant would be required, at the option of the holders, to redeem Senior Notes as a result of July 5, 1995 Change in Control of the Registrant. In addition, the Indenture restricts the indebtedness of the Registrant and its subsidiaries, including Hills Department Store Company, under certain circumstances. The proposed amendment to the Indenture would modify the defined term "Senior Principal Limitation" contained in the Indenture so that the permitted indebtedness under the working capital facility of Hills Department Store Company would be increased from $280 million to $300 million. No assurances can be given that the Registrant will obtain the requisite approval from holders of the Senior Notes to amend the Indenture as aforesaid.

       Sale-Leaseback Arrangements. In the event that the lending banks under the existing credit facility were to accelerate the indebtedness of Hills Department Store Company, such acceleration would constitute an event of default under the sale-leaseback arrangements between Hills Department Store Company and Philip Morris Capital Corporation ("Philip Morris"). Upon such an event of default, Philip Morris may exercise certain remedies, including, among other things, required repurchases of the leased properties by Hills Department Store Company at substantial premiums, termination of the leases or acceleration of the rents payable thereunder.

       Recent Changes in Management. In connection with the Change in Control of the Registrant that occurred on July 5, 1995, six senior executives and a consultant to the Registrant resigned their positions. Three of the executives have since rejoined the Registrant. E. Jackson Smailes, formerly Executive Vice President and General Merchandise Manager, is now President and Acting Chief Executive Officer of the Registrant. Robert J. Stevenish, formerly Executive Vice President of Stores and Distribution, is now Senior Executive Vice President and Chief Operating Officer. Messrs. Smailes and Stevenish are also directors of the Registrant. William K. Friend rejoined the Registrant as Vice President-Secretary and Corporate Counsel.

       Certain Expenses. The Registrant expects that the aggregate fees and expenses, exclusive of employment-related expenses, that have been or will be incurred in connection with the July 5, 1995 Change in Control, will be approximately $9.8 million. This amount includes a $6.0 million consent fee payable to the holders of Senior Notes under the consent solicitation as well as fees for legal, accounting, investment banking, proxy solicitation and public relations services, bank fees, and printing and postage costs, including expenses of the Dickstein Partners proxy solicitation. In addition, the Registrant will recognize approximately $33.8 million in expense related to change of control payments made to six senior executives and a consultant to the Registrant and certain taxes attributable thereto as well as supplemental retirement payments to approximately 30 employees of the Registrant. These payments were authorized by the former Board of Directors.

       As a result of the foregoing fees and expenses, the Registrant expects to record an after-tax charge to income of approximately $43.6 million in the second quarter of fiscal 1995, or $4.19

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per share based on 10,399,194 weighted average fully-diluted shares outstanding.
If all shares of the Registrant's Series A Convertible Preferred Stock were converted to Common Stock, the amount would be $4.06 per share. The Registrant expects to incur additional interest expense as a result of increased borrowings to fund the aforementioned fees and expenses. In the event that the proposed amendment to the Indenture governing the Senior Notes becomes effective and the Registrant elects to extend to May 5, 1997 the redemption of the Senior Notes at the option of the holders as a result of the July 5, 1995 Change in Control, an additional consent fee of $7.5 million would be payable by the Registrant to the holders of Senior Notes who validly consent to the proposed amendment to the Indenture. It is anticipated that this additional consent fee, if paid, would be recognized as an expense in the second quarter of fiscal 1996.

       The amounts set forth above do not include commitment and other fees paid or payable in connection with the Proposed Credit Facility.

                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts on July 17, 1995.

                                 HILLS STORES COMPANY



                                 By:  /s/ William K. Friend
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                                 Name:  William K. Friend
                                 Title:  Vice President-Secretary and Corporate
                                    Counsel

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